EXHIBIT 99.1

Contact:	Porter, LeVay & Rose, Inc.
Provectus Pharmaceuticals, Inc.	Marlon Nurse, VP - Investor Relations
Peter R. Culpepper, CFO	Bill Gordon, SVP - Media Relations
Phone: 866-594-5999 #30	Phone: 212-564-4700

FOR IMMEDIATE RELEASE

PROVECTUS LEAD INVESTIGATOR PROFESSOR JOHN F. THOMPSON

GIVES UPDATE ON PV-10 PHASE 2 STUDY

PV-10 Treatment Was Well Tolerated by First 20 Patients

Response of Treated Lesions May Be a Good Predictor of Long-Term Outcome

KNOXVILLE, TN, October 6, 2008 -- Provectus Pharmaceuticals, Inc. (OTC BB: PVCT), a development-stage oncology and dermatology biopharmaceutical company, announced that that the interim safety analysis on the first 20 subjects in its phase 2 clinical trial for the treatment of metastatic melanoma has been completed.  PV-10 injection was well tolerated by this group, with an adverse event profile similar to that observed in phase 1. In addition, long-term survival data for subjects participating in the phase 1 trial were presented.

The lead investigator for Provectus’ Phase 2 melanoma study, Professor John F Thompson, MD, said at a conference in the Netherlands that as of mid-September, 32 subjects have been treated in the study.  These subjects have had their lesions injected with Provectus’ investigational drug PV-10, a solution of rose bengal which appears to destroy the tumors through chemoablation.  The most common side effect was transient pain during or shortly after injection, reported by about half of subjects.

During his presentation Professor Thompson said, “These interim data are consistent with our findings from the phase 1 study, where PV-10 was well tolerated.  Since the phase 2 protocol allows us to treat lesions more than once, we expect the outcome of the treatment to be even better than that observed in phase 1, where 40% of subjects achieved an objective response in their treated lesions, and 75% achieved loco-regional disease control.”  By convention in oncology, objective response is achieved when a subject’s lesions shrink or disappear, while disease control includes those subjects whose lesions remain constant in size.

“Moreover, we have seen further evidence of the ‘bystander effect’ in which lesions not directly injected still succumb to treatment.  PV-10 appears to trigger an immune response that enables the body to attack residual tumor tissue, causing untreated lesions to involute (shrink or disappear) without additional intervention.”

Commenting on long-term follow-up data now available for subjects participating in the phase 1 study, Thompson noted that there was a statistically significant difference in survival between those subjects achieving an objective response of their injected lesions, with a median survival of 29.7 months, versus 13.5 months for subjects failing to respond to PV-10 (P = 0.029).  “Since six of the eight subjects in the positive response group remain alive, this difference in outcome should increase further as we continue to follow the long-term survivors.  These data suggest that response of treated lesions may be a good predictor of long-term outcome,” Thompson added.

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Professor Thompson also said that he expects an expansion of the trial to new sites and specifically mentioned centers in Adelaide, Australia; San Francisco, CA; Bethlehem, PA; and Louisville, KY, which he expected to join the study in coming months.

Provectus’ expanded phase 2 testing for PV-10 commenced in late 2007, aiming to assess PV-10 chemoablation in 80 Stage III and IV metastatic melanoma subjects – the same condition as in the phase 1 study.  Over one third of the patients needed have already been enrolled at centers in Brisbane and Sydney, Australia, and at the M.D. Anderson Cancer Center in Houston, TX.  This phase 2 study differs from phase 1 testing in several key ways: new or incompletely responsive lesions may be treated at weeks 8, 12 or 16 after initial PV-10 administration; and follow-up is extended to 52 weeks. Interim safety analyses are conducted on 4 week safety data after the first injection of PV-10 into the 20th and 40th subjects, while interim efficacy analyses are conducted using 24 week efficacy data after these injection milestones.  Provectus announced initial injection of the 20th subject in early July, indicating that the first interim efficacy assessment can commence in late December.

According to the American Cancer Society, more than 62,000 people are expected to be diagnosed in the US in 2008 with melanoma, the most serious form of skin cancer, leading over 8,000 deaths this year.

About Perspectives in Melanoma XII
With a wealth of new data in a rapidly evolving field, Perspectives in Melanoma XII was designed to provide a comprehensive overview of recent advances and rigorous discussions of the most current and controversial topics in melanoma clinical research and contemporary therapy. Led by authorities and current investigators in the field, the program covered several of the most promising and important on-going clinical trials. State-of-the-art presentations by experts in molecular biology, genetics, and immunology provided an educational experience for all melanoma-related disciplines.  The conference was held at Scheveningen, The Hague, The Netherlands, 2-4 October 2008.

For further details visit: http://www.imedex.com/appweb/announcements/a030-01.asp

About Provectus Pharmaceuticals, Inc. (www.pvct.com)
Provectus Pharmaceuticals is a development stage company that specializes in oncology and dermatology therapies that are safer, more effective, less invasive and more economical than conventional therapies. Provectus is currently conducting Phase 2 clinical trials of their proprietary drugs PV-10 as a therapy for metastatic melanoma and PH-10 as a topical treatment for psoriasis and atopic dermatitis.  Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. The Company has received orphan drug designation from the FDA for its melanoma indication. Complementing their suite of proprietary drugs, Provectus has developed a number of intellectual properties and technologies in the areas of imaging, medical devices and biotechnology. For additional information about Provectus please visit the Company's website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof.

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